Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 and related Prospectus of Uranium Resources, Inc. of our report dated March 13, 2008, relating to our audit of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K/A of Uranium Resources, Inc. for the year ended December 31, 2007.

We also consent to the reference to our firm under the caption “Experts” in the Re-Offer Prospectus, which is part of this Registration Statement.

HEIN & ASSOCIATES LLP

Dallas, Texas
December 22, 2008